UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 8, 2018

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chairman of the Board

On November 8, 2018, the Board of Directors (“Board”) of FuelCell Energy, Inc. (the “Company”) adopted a new director retirement age policy requiring, among other things, the resignation of the Chairman of the Board from such Chairman position following his or her 75th birthday.  As the then-current Chairman of the Board, John A. Rolls had reached 75 years of age prior to November 8, 2018, in connection with the adoption of this new policy, on November 8, 2018, the Board elected James Herbert England to serve as the Chairman of the Board, effective immediately.  Mr. England also continues to serve as a member of the Audit and Finance Committee and the Executive Committee.

While Mr. Rolls no longer serves as Chairman of the Board, he continues to serve as a member of the Board, the Executive Committee, and the Nominating and Corporate Governance Committee and has been appointed to serve on the Compensation Committee.  In honor of Mr. Rolls’ long-standing service to the Board, the Board adopted a resolution at its November 8th meeting recognizing and thanking Mr. Rolls for his service and valuable contributions.

Appointment of New Directors

On November 8, 2018, the Board increased the size of the Board to nine directors and elected two new directors –Jason Few and Christina Lampe-Onnerud (the “New Non-Employee Directors”) – to serve on the Board effective immediately until the annual meeting of the stockholders of the Company to be held in 2019 or until their earlier resignation or removal.  In addition to their election to the Board, Mr. Few has been appointed to serve on the Audit and Finance Committee and the Compensation Committee, and Ms. Lampe-Onnerud has been appointed to serve on the Compensation Committee and the Nominating and Corporate Governance Committee.

There are no arrangements or understandings between any of the New Non-Employee Directors and any other person pursuant to which he or she was selected as a director, nor are there any transactions in which any of the New Non-Employee Directors has an interest that would be reportable under Item 404(a) of Regulation S-K.

As non-employee directors, the New Non-Employee Directors will be compensated in accordance with the Company’s compensation policies for non-employee directors, which are described in the Company’s proxy statements filed with the Securities and Exchange Commission.

In connection with their election to the Board, each of the New Non-Employee Directors received a pro-rated annual retainer for service on the Board of $11,667 and pro-rated annual non-chair committee fees of $1,667 for the first committee of which he or she is a member and $833 for each additional committee of which he or she is a member.  The retainer and fees may be paid in cash or common stock of the Company at the election of the New Non-Employee Directors.

In addition, each of the New Non-Employee Directors received an award of 18,350 restricted stock units (“RSUs”) under the Company’s 2018 Omnibus Equity Incentive Plan (the “Plan”), which Plan is described in the definitive proxy statement filed by the Company on February 16, 2018.  Such RSUs (i) vest on the date of the regularly scheduled annual meeting of the stockholders of the Company to be held in 2019, (ii) are to be settled in cash or in shares of the Company’s common stock, at the discretion of the Compensation Committee, as the administrator under the Plan, (iii) are subject to the Plan, and (iv) are subject to the terms and conditions set forth in the Restricted Stock Unit Award Agreement pursuant to which such RSUs are granted, which is based on the form of Restricted Stock Unit Award Agreement approved by the Compensation Committee, which is filed herewith as Exhibit 10.1.

The foregoing summary of the RSUs granted to the Non-Employee Directors does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Restricted Stock Unit Award Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.Other Events.

On November 13, 2018, the Company issued a press release announcing the adoption of a mandatory retirement age and term limit for Directors, the election of a new Chairman of the Board and the election of the New Non-Employee Directors.  A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

The following exhibit is being furnished herewith:

Exhibit No.	Description

10.1	Form of Restricted Stock Unit Award Agreement (Non-Employee Directors).
99.1	FuelCell Energy, Inc., Press Release, dated November 13, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: November 13, 2018	By:	/s/ Michael S. Bishop
Michael S. Bishop
Senior Vice President, Chief Financial Officer and Treasurer